Exhibit 4.12

Judicial Scrivener

Tel.: 3461-2035

3461-2036

Amendment Agreement of Leaseholder Right

Both parties have signed amendment agreement as below in connection with registration of establishment of leaseholder right that had been registered as No. 103899 at the Kangnam Registry Office, Seoul Central District Court as of Dec. 6, 2005 pursuant to agreement of establishment of leaseholder right dated Dec. 5, 2005 for the real estate mentioned at the end of this letter.

= Recitals =

1.	Both parties agree to change deposit money of the leaseholder’s right from 3,319,836,000 won to 4,315,786,800 won.

2.	Duration of the leaseholder’s right and refund date of lease deposit shall be Dec. 5, 2009.

3.	Both parties agree to change the leaseholder’s right as above and keep other clauses the same as the existing agreement of establishment of the leaseholder right.

In Witness Whereof, both parties hereto have signed and caused the change agreement to be executed.

Sept. 10, 2007

Establisher of Leaseholder Right	Kim Eun-ok (570405-2469517) (Seal) Rm. #4208, E Bldg. Tower Palace APT, 467-17, Dogok-dong, Kangnam-gu, Seoul

Leaseholder	WEBZEN Inc. (110111-1955694) 467-6, Dogok-dong, Kangnam-gu, Seoul Kim Nam-ju/ Representative Director (Seal)

(Indication of Real Estate)

1 Indication of Building

  Daelim Acrotel, 467-6, Dogok-dong, Kangnam-gu, Seoul

Indication of Dedicated Area of the Building

Building No.: 8-801

Structure: Reinforced Concrete Structure

Area: 809.133㎡, Rm. #809, 8th Fl.